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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-17642, Form S-8 No. 33-45131, Form S-8 No. 33-45132, Form S-8
No. 33-62863, Form S-8 No. 33-64860, Form S-8 No. 33-72494, Form S-8 No.
33-77586, Form S-8 No. 33-77590, Form S-8 No. 333-74873, Form S-8 No. 333-68103,
Form S-3 No. 33-85898, and Form S-8 333-89127) of InterVoice-Brite, Inc. and subsidiaries of our report dated April 17, 2002, except for Notes H and Q, as to which the date is May 29, 2002, with respect to the consolidated financial statements and schedule of InterVoice-Brite, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended February 28, 2002.

                                          ERNST & YOUNG LLP

Dallas, Texas
May 29, 2002